Exhibit 4.4
Description of Registrant’s Securities Registered
Pursuant to Section 12 of the Securities and Exchange Act of 1934.

General

As of December 31, 2020, Paya Holdings Inc.’s (the “Company”, “we”, “our” and “us”) authorized capital stock consisted of 500,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), and 50,000,000 shares of undesignated preferred stock, par value $0.0001 per share. As of December 31, 2020, we had 116,697,441 shares of Common Stock outstanding held by approximately 50 holders of record and no shares of preferred stock outstanding. The following description of capital stock is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and bylaws, which are filed as exhibits 3.1 and 3.2 to our Annual Report on Form 10-K of which this Exhibit 4.4 is a part. We encourage you to read these documents and the applicable portion of the Delaware General Corporation Law, as amended (the “DGCL”), carefully.

Common Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available at the times and in the amounts as our Board may determine from time to time. Paya Holdings II, LLC, our indirect wholly-owned subsidiary (“Paya Holdings”), and certain of Paya Holdings’ subsidiaries’ ability to pay dividends are limited by certain provisions of the Credit Agreement, and as a result our ability to pay dividends is restricted.

Voting Rights

Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of shareholders. Holders of shares of the Company’s Common Stock shall have no cumulative voting rights.

Preemptive Rights

The Company’s Common Stock is not entitled to preemptive or other similar subscription rights to purchase any of the Company’s securities.

Conversion or Redemption Rights

The Company’s Common Stock is neither convertible nor redeemable.

Liquidation Rights

Upon the Company’s liquidation, the holders of the Company’s Common Stock are entitled to receive pro rata the Company’s assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

Preferred Stock

The Company’s Board may, without further action by the Company’s shareholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges and relative participating, optional or special rights as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of the Company’s Common Stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of the Company’s liquidation before any payment is made to the holders of shares of the Company’s Common Stock. Under certain circumstances, the issuance of shares of

Exhibit 4.4
preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company’s securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, the Company’s Board, without shareholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of the Company’s Common Stock and the market value of the Company’s Common Stock.

Warrants

Each whole warrant entitles the registered holder to purchase one whole share of the Company’s Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on November 15, 2020. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Common Stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. The warrants will expire on October 16, 2025, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of the Company’s Common Stock pursuant to the exercise for cash of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of the Company’s Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of the Company’s Common Stock upon exercise of a warrant unless the Company’s Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt from the registration or qualifications requirements of the securities laws of the state of residence of the registered holder of the warrants.

We may call the warrants for redemption:
• in whole and not in part;
• at a price of $0.01 per warrant;
• upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
• if, and only if, the reported last sale price of the Company’s Common Stock (or the closing bid price of P the Company’s Common Stock in the event shares of the Company’s Common Stock are not traded on any specific day) equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Company’s Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of the Company’s Common Stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of the Company’s Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of the Company’s Common Stock underlying the warrants, multiplied by the

Exhibit 4.4
difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Company’s Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of the Company’s Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If we call our warrants for redemption and our management does not take advantage of this option, FinTech’s sponsor and its permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of the Company’s Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of the Company’s Common Stock is increased by a stock dividend payable in shares of the Company’s Common Stock, or by a split-up of shares of the Company’s Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of the Company’s Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of the Company’s Common Stock. A rights offering to holders of the Company’s Common Stock entitling holders to purchase shares of the Company’s Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of the Company’s Common Stock equal to the product of (i) the number of shares of the Company’s Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Company’s Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of the Company’s Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for the Company’s Common Stock, in determining the price payable for the Company’s Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of the Company’s Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of the Company’s Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

If the number of outstanding shares of our the Company’s Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of the Company’s Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of the Company’s Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of the Company’s Common Stock.

Whenever the number of shares of the Company’s Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of the Company’s Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of the Company’s Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of the Company’s Common Stock (other than those described above or that solely affects the par value of such shares of the Company’s Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of the Company’s Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in

Exhibit 4.4
connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our the Company’s Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of the Company’s Common Stock in such a transaction is payable in the form of the Company’s Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of the Company’s Common Stock and any voting rights until they exercise their warrants and receive shares of the Company’s Common Stock. After the issuance of shares of the Company’s Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

Warrants may be exercised only for a whole number of shares of the Company’s Common Stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of the Company’s Common Stock to be issued to the warrant holder.

Anti-Takeover Effects of the Company’s Certificate of Incorporation and the Company’s Bylaws

Our certificate of incorporation, bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Common Stock held by shareholders.

These provisions include:

Classified Board

Our certificate of incorporation provides that our Board be divided into three classes of directors, with the classes as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our Board will be elected each year. The classification of directors will have the effect of making it more difficult for shareholders to change the composition of our Board. Our certificate of incorporation also provides that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed exclusively pursuant to a resolution adopted by our Board.

Exhibit 4.4
Shareholder Action by Written Consent

Our certificate of incorporation precludes shareholder action by written consent at any time when Ultra beneficially owns, in the aggregate, less than 35% in voting power of the stock of the Company entitled to vote generally in the election of directors.

Special Meetings of Shareholders

Our certificate of incorporation and bylaws provides that, except as required by law, special meetings of our shareholders may be called at any time only by or at the direction of our Board or the chairman of our Board; provided, however, at any time when Ultra beneficially owns, in the aggregate, at least 35% in voting power of the stock of the Company entitled to vote generally in the election of directors, special meetings of our shareholders shall also be called by our Board or the chairman of our Board at the request of Ultra. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Advance Notice Procedures

Our bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of the Company’s shareholders, including proposed nominations of persons for election to our Board; provided, however, at any time when Ultra beneficially owns, in the aggregate, at least 10% in voting power of the stock of the Company entitled to vote generally in the election of directors, such advance notice procedure will not apply to Ultra. Shareholders at an annual meeting are only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a shareholder who was a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. Although the bylaws do not give our Board the power to approve or disapprove shareholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company. These provisions do not apply to nominations by Ultra pursuant to the Director Nomination Agreement.

Removal of Directors; Vacancies

Our certificate of incorporation provides that directors may be removed with or without cause upon the affirmative vote of a majority in voting power of all outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, however, at any time when Ultra beneficially owns, in the aggregate, less than 40% in voting power of the stock of the Company entitled to vote generally in the election of directors, directors may only be removed for cause, and only by the affirmative vote of holders of at least 66⅔% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class. In addition, our certificate of incorporation provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly created directorship on our Board that results from an increase in the number of directors and any vacancies on our Board will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director.

Supermajority Approval Requirements

Our certificate of incorporation and bylaws provide that our Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our bylaws without a shareholder vote in any matter not inconsistent with the laws of the State of Delaware and our certificate of incorporation. For as long as Ultra beneficially owns, in the aggregate, at least 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our bylaws by our shareholders will require the affirmative vote of a majority in voting power of the outstanding shares of our stock entitled to vote on such amendment, alteration, change, addition, rescission or repeal. At any time when Ultra

Exhibit 4.4
beneficially owns, in the aggregate, less than 50% in voting power of all outstanding shares of the stock of the Company entitled to vote generally in the election of directors, any amendment, alteration, rescission or repeal of our bylaws by our shareholders require the affirmative vote of the holders of at least 66⅔% in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

Our certificate of incorporation provides that at any time when Ultra beneficially owns, in the aggregate, less than 50% in voting power of the stock of the Company entitled to vote generally in the election of directors, the following provisions in our certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66⅔% (as opposed to a majority threshold that would apply if Ultra beneficially owns, in the aggregate, 50% or more) in voting power of all the then-outstanding shares of stock of the Company entitled to vote thereon, voting together as a single class:
• the provision requiring a 66⅔% supermajority vote for shareholders to amend our bylaws;
• the provisions providing for a classified board of directors (the election and term of our directors);
• the provisions regarding resignation and removal of directors;
• the provisions regarding entering into business combinations with interested shareholders;
• the provisions regarding shareholder action by written consent;
• the provisions regarding calling special meetings of shareholders;
• the provisions regarding filling vacancies on our Board and newly created directorships;
• the provisions eliminating monetary damages for breaches of fiduciary duty by a director;
• the provision requiring exclusive forum in Delaware; and
• the amendment provision requiring that the above provisions be amended only with a 66⅔% supermajority vote.

Our certificate of incorporation provides that the provision on competition and corporate opportunity be amended only with an 80% supermajority vote.

The combination of the classification of our Board, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing shareholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Because our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing shareholders or another party to effect a change in management.

Authorized but Unissued Shares

The Company’s authorized but unissued shares of Common Stock and preferred stock will be available for future issuance without shareholder approval, subject to stock exchange rules. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. One of the effects of the existence of authorized but unissued Common Stock or preferred stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our shareholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

Exhibit 4.4
Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our shareholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, shareholders who properly request and perfect appraisal rights in connection with such merger or consolidation have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Shareholders’ Derivative Actions

Under the DGCL, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such shareholder’s stock thereafter devolved by operation of law.

Exclusive Forum

Our certificate of incorporation provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our shareholders, (3) any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL, Our certificate of incorporation or our bylaws or (4) any other action asserting a claim against the Company or any director or officer of the Company that is governed by the internal affairs doctrine; provided that for the avoidance of doubt, the forum selection provision that identifies the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation, including any “derivative action”, will not apply to suits to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to the provisions of our certificate of incorporation described above. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors and officers.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or shareholders. Our certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that the Company has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to certain of our officers, directors or shareholders or their respective affiliates, other than those officers, directors, shareholders or affiliates who are the Company’s employees. Our certificate of incorporation provides that, to the fullest extent permitted by law, none of Ultra or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which the Company’s affiliates now engage or propose to engage or (2) otherwise competing with the Company’s affiliates. In addition, to the fullest extent permitted by law, in the event that Ultra or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our certificate of incorporation, we have sufficient financial resources to undertake the opportunity, and the opportunity would be in line with our business.

Exhibit 4.4
Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. our certificate of incorporation will include a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions will be to eliminate the rights of us and our shareholders, through shareholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior.

However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We will be expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.

The limitation of liability, indemnification and advancement provisions that will be included in our certificate of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breaches of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is 1 State Street, 30th Floor, New York, New York 1004.

Listing

Our Common Stock and warrants on Nasdaq are listed under the symbols “PAYA” and “PAYAW,” respectively.